Sound Community Bank to Convert to State Commercial Charter

SEATTLE, WA, December 28, 2012 - - Sound Community Bank and its holding company, Sound Financial Bancorp (the “Company”)(NASDAQ: SFBC), announced today the Bank has been approved by the Washington State Department of Financial Institutions (DFI) for a conversion from a Federal Thrift Charter to a Washington State Commercial Bank Charter.  The conversion will take place immediately.

The Company expects that the charter conversion will not have substantial impact on the Bank’s current activities, products and services.  There will also be no changes to the terms and conditions of loan and deposit accounts, although the Bank expects certain annual cost savings related to regulatory fees as a result of the conversion.

Laurie Stewart, President and CEO said today, “In addition to the cost savings and slightly more flexibility in commercial lending, there are benefits to being regulated locally.  As a community bank doing business in Washington, we believe the DFI has an understanding of issues facing banks in our state.  If we want to talk to the regulator we simply go across the street instead of across the country.”

As a result of the conversion, DFI will be the primary regulator for Sound Community Bank.  The Federal Deposit Insurance Corporation (FDIC) will continue to provide deposit insurance.  The Holding Company will continue to be regulated by the Federal Reserve Bank.

Sound Community Bank is a Seattle based community bank, providing personal and business banking services in King, Pierce, Snohomish and Clallam Counties, and on the web at www.soundcb.com.

For additional information:

Media Contact:
Laurie Stewart
(206) 448-0884 x306